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                         [SPECIALTY LABORATORIES LOGO}


        SPECIALTY LABORATORIES TO OFFER OSTEOPOROSIS GENOTYPR(TM)/COL1A1,
             FIRST GENETIC TEST FOR PREDISPOSITION TO OSTEOPOROSIS

Santa Monica, Calif. - June 21, 2001 - Specialty Laboratories, Inc. (NYSE: SP) (SPECIALTY), a leading full-service esoteric reference laboratory, today announced an agreement with Axis-Shield plc of Dundee, Scotland for exclusive U.S. rights to a new gene-based test for predisposition to osteoporosis, a disease which affects more than 10 million Americans. The test, utilizing the patent of Gemini Genomics plc (NASDAQ: GMNI) on the type 1 collagen gene (COL1A1), detects changes in this gene associated with predisposition to osteoporosis and increased risk of bone fracture. Results from the new SPECIALTY test, named Osteoporosis GenotypR(TM)/COL1A1, may facilitate early detection of high risk for bone fractures in people who have no symptoms of osteoporosis. SPECIALTY is validating the assay for commercial-scale offering and expects to make it available to physicians and their patients in the second half of 2001.

"Advances in genomics research continue to find early application in laboratory medicine. SPECIALTY is at the forefront of this development and continues to build on its track record of applying the latest medical discoveries to the improvement of health care," said James B. Peter, M.D., Ph.D., chairman and chief executive officer of SPECIALTY. "We are committed to utilizing our established research and development expertise to discover and validate the clinical utility of new diagnostic tools that physicians can use in managing their patients."

"Genomics has long promised to revolutionize how health care is delivered. The service Specialty Laboratories will offer is the first truly validated genetic diagnostic for this common and disabling age-related disease, and it heralds the new age of genetic medicine," said Paul Kelly, chief executive officer of Gemini Genomics. "The test provides a high quality prediction for predisposition to osteoporosis, which can result in a specific treatment for those who need it."

Osteoporosis is characterized by structural deterioration of bone tissue, leading to bone fragility and increased susceptibility to fractures of the hip, spine and wrist. The disease is believed to be preventable for most people, with early detection significantly improving patient outcomes. Because osteoporotic bone loss often occurs without symptoms, individuals may be unaware they have the disease until a sudden strain, bump or fall causes a fracture or vertebral collapse. When used in combination with currently available bone mineral density screenings and other laboratory tests, the Osteoporosis GenotypR(TM)/COL1A1 is expected to make a substantial difference in early detection and treatment of osteoporotic patients, of whom there are 10 million in the U.S., and of another 18 million Americans with low bone mass. According to the National Institutes of Health, one out of two women and one in eight men over age 50 are predicted to have an osteoporosis-related fracture in their lifetime.

"Disease prevention is an emerging and important area where esoteric testing can directly benefit the patient. Our Osteoporosis GenotypR(TM)/COL1A1 exemplifies this," said Dr. Peter. "The medical community knows that bone fractures are not an inevitable consequence of aging.

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Through combined efforts with Gemini Genomics and Axis-Shield, SPECIALTY is proud to offer a test with such an enormous potential role to play in the prevention of this disease."

ABOUT SPECIALTY LABORATORIES, INC.
Specialty Laboratories, Inc. is the largest single source of esoteric testing in the United States, providing more than 3,500 esoteric tests to hospitals, laboratories, and specialist physicians. As a leading research-driven clinical reference laboratory, SPECIALTY works extensively with medical discovery companies to transform their research into accessible clinical tools for improved diagnosis and monitoring of disease. SPECIALTY's expertise lies in working with medical discovery partners to discover and prove the clinical utility of new biomarkers for diagnosis, subclassification, prognosis, therapeutic monitoring, and prediction of disease. These discovery partnerships build on SPECIALTY's track record of introducing assays with greater sensitivity, specificity, efficiency, and clinical value. SPECIALTY's Information Technology capability allows it to receive and transmit 90% of its laboratory orders over the Internet, making it a pioneer in innovative electronic data reporting. For more information on SPECIALTY, visit www.specialtylabs.com.

ABOUT GEMINI GENOMICS PLC
Gemini Genomics is a clinical genomics company focused on the discovery and commercialization of novel gene-based drug discovery targets. Because it is clear that a comprehensive understanding of disease depends on the integration of genetics, proteomics, environmental factors, and clinical and medical information from human volunteers, Gemini Genomics' approach has been to collect and analyze that information from a wide range of human population groups, including twins, disease-affected families, isolated (founder) populations and drug trial subjects. By investing in leading edge bioinformatics, molecular and computational biology and other technologies, Gemini Genomics has been able to effectively apply these resources to the acceleration of disease gene identification, target discovery and drug development.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release contains forward-looking statements that involve risks and uncertainties, including but not limited to, statements concerning SPECIALTY's ability to deliver on its long-term strategies, growth in demand for SPECIALTY's services, potential returns on investments in R & D, automation and client connectivity, ownership of intellectual property by our third party licensees, the validation of the Osteoporosis GenotypR(TM)/COL1A1 assay, the ability of SPECIALTY's suppliers to meet production requirements, the acceptance of new products by our customers and the opportunity of esoteric testing in general. Actual business results may differ materially from the results predicted. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that increased or unexpected competition and fluctuations in demand from our customers may reduce our results in the future and cause our revenue and operating margins to suffer, customer and supplier relationships may change, new product concepts may not yield marketable products and any acquisitions of other companies or technologies will not be integrated successfully with SPECIALTY. Growth or increases in financial results compared to past results do not mean or imply that SPECIALTY will experience similar increases in the future. SPECIALTY undertakes no obligation to release publicly any revisions to

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any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Greg Mann
Specialty Laboratories (310) 586-7261
gmann@specialtylabs.com